UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

MAMAMANCINI’S HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28629	27-0607116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Branca Road East Rutherford, NJ 07073

(Address of Principal Executive Offices)

(201) 531-1212

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Adoption of Code of Business Conduct and Ethics.

Effective January 21, 2014, the Board of Directors (the “Board”) of MamaMancini’s Holdings, Inc. (the “Company”) adopted a Code of Ethics (the “Code of Ethics”) applicable to the Company and all subsidiaries and entities controlled by the Company and the Company’s directors, officers and employees. Compliance with the Code of Ethics is required of all Company personnel at all times. The Company’s senior management is charged with ensuring that the Code of Ethics and the Company’s corporate policies will govern, without exception, all business activities of the Company. The Code of Ethics addresses, among other things, the use and protection of Company assets and information, avoiding conflicts of interest, corporate opportunities and transactions with business associates and document retention. A copy of the Code of Ethics is attached to herewith as Exhibit 14.1 and is incorporated herein by reference. A copy of each of the Committees charters will also be placed on the Company’s website at www.mamamancinis.com.

Item 8.01 Other Events

Board Committees and Charters

Effective as of January 21, 2014, the Board ratified the formation of its audit committee (the “Audit Committee”) and formed a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee” together with the Audit Committee and Compensation Committee, collectively, the “Committees”).

The Audit Committee consists of Mr. Steven Burns and Mr. Thomas Toto with Mr. Toto acting as its Chairman.

The Compensation Committee consists of Alfred D’Agostino and Thomas Toto with Mr. D’Agostino acting as its Chairman.

The Nominating Committee consists of Mr. Dean Janeway and Mr. Alfred D’Agostino with Mr. Janeway acting as its Chairman.

The Committees have adopted charters (the “Committee Charters”) to govern their membership and function. The Committee Charters are filed herewith as exhibits 99.1, 99.2 and 99.3, respectively. A copy of each of the Committees charters will also be placed on the Company’s website at www.mamamancinis.com.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

14.1	Code of Ethics

99.1	Audit Committee Charter

99.2	Compensation Committee Charter

99.3	Nominating and Corporate Governance Committee Charter

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MamaMancini’s Holdings, Inc.

Date: January 29, 2014	By:	/s/ Carl Wolf
	Name:	Carl Wolf
	Title:	Chief Executive Officer